FOTOBALL USA, INC.
                         COMPUTATION OF EARNINGS PER SHARE

                                            3 MONTHS ENDED    9 MONTHS ENDED
                                         SEPTEMBER 30, 1996  SEPTEMBER 30, 1996
                                         ------------------  ------------------
PRIMARY SHARES CALCULATION:

Reconciliation of weighted average
number of shares outstanding to amount
used in primary earnings per share
computation:

Weighted average number of shares outstanding   2,676,742        2,676,742

Add-shares issuable from assumed exercise
of options and warrants (1)                     1,689,423        1,689,423

Less-maximum purchase under modified treasury
stock method (20% of shares outstanding)        < 535,348>        <535,348>
                                               ------------       -----------
Weighted average number of shares outstanding
as adjusted                                     3,830,817         3,830,817
                                               ------------       -----------

ADJUSTMENTS TO NET INCOME:

Net income                                    $     5,055       $ 1,263,827

Add-invested proceeds from hypothetical
option and warrant conversion, net of
income tax                                         51,458           159,627
                                                ----------        ----------
                                              $    56,513        $1,423,454
                                                ----------        ----------
PRIMARY EARNINGS PER SHARE                    $       .01        $      .37
                                                ==========        ==========

FULLY DILUTED SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

Weighted average number of shares outstanding   2,676,742         2,676,742

Add-shares issuable from assumed exercise of
options and warrants                            1,689,423         1,689,423

Less-maximum purchase under modified treasury
stock method (20% of shares outstanding)       <  535,348>        < 535,348>
                                               ------------       -----------
                                                3,830,817         3,830,817
                                               ------------       -----------
ADJUSTMENTS TO NET INCOME:

Net income                                    $     5,055       $ 1,263,827

Add-invested proceeds from hypothetical
option and warrant conversion, net of
income tax                                          50,093          150,278
                                                 ----------       ----------
                                              $     55,148      $ 1,414,105
                                                 ----------       ----------
FULLY DILUTED EARNINGS PER SHARE              $        .01      $       .37
                                                 ==========       ==========
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(1)  The weighted average number of common share equivalents outstanding during the three and nine month periods ended September 30, 1996 is computed using the modified treasury stock method in which the Company's warrants are included due to the average common stock price during the periods exceeding the exercise price of the warrants.

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